UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): September 7, 2006

PUREDEPTH, INC.
(Exact name of registrant as specified in its charter)

Delaware	None	20-4831825
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 Shoreline Drive, Suite 610
Redwood City, California 94065
(Address of principal executive offices) (Zip code)

(650) 632-0800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On September 7, 2006 the Board of Directors (the “Board”) of PureDepth, Inc. (the “Company”), appointed Mr. John Floisand and Mr. Thomas L. Marcus as directors to fill vacancies on the Board.

Each of Mr. Floisand and Mr. Marcus will receive an annual fee of $20,000 as director (the “Annual Fee”) payable in semi-annual installments and the beginning of each semi annual period. In addition to the Annual Fee, each director will receive fees for attendances at meeting of the Board or any committee of the Board, a rate of $1,000 per meeting attended in person, and $500 per meeting attended by telephone. The Board will grant each director an option (the “Initial Option”) to purchase an aggregate of 100,000 shares of the Company’s common stock pursuant to the Company’s 2006 Stock Incentive Plan ("Plan"). The Initial Option will be issued in five equal tranches of 20,000 shares on the following dates: September 7, October 5, November 6, December 5 and January 5. The shares subject to the Initial Option granted on each such date will have an exercise price equal to the closing price of the Company’s common stock on such date as reported by The Over the Counter Bulletin Board. Vested shares subject to the Initial Option may be exercised within seven years from the effective date of the director’s appointment and will be subject to the terms and conditions of the Plan and any associated stock option agreement. The shares subject to the Initial Option vest over three years, with one-sixth of the shares subject to the Initial Option vesting six months from the date of appointment, and one-twelfth of the shares subject to the Initial Option vesting each quarter thereafter.

Each director will also be issued an option to purchase additional 100,000 shares six months from the date of appointment, which option will have the same vesting schedule and terms and conditions as the Initial Option.

In accordance with the terms set forth above, on September 7, 2006, the Board issued to each of Messrs. Floisand and Marcus the first tranche of 20,000 shares of the Initial Option at an exercise price of $3.03, the closing price of the Company’s common stock on the date of grant as reported on the Over the Counter Bulletin Board.

The foregoing summary is qualified in its entirety by the full text of the director contracts for Messrs. Floisand and Marcus filed herewith as Exhibits 10.8 and 10.9, respectively, and incorporated herein by reference, as well as the form of option agreement governing the Initial Option for each director filed herewith as Exhibit 10.10 and incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As set forth in Item 1.01 above, on September 7, 2006 the Company’s Board of Directors appointed Mr. John Floisand and Mr. Thomas L. Marcus as directors to fill vacancies on the Board.

Mr. John Floisand is currently President and CEO of Zytron Holdings International, Inc., a holding company with two small subsidiaries which he founded in 2004. He also serves as President and member of the board of directors of Premitech, a software company. From 2001 to 2003, he served as CEO and Chairman of the Board of Rogue Wave Software, Inc., a publicly-traded software company. From 1999 to 2000, he served as President and CEO of Personic, Inc., a software company and from 1997 to 1999 was Vice President of Borland, Inc., a publicly traded software firm. From 1986 to 1997, Mr. Floisland held worldwide senior sales and management positions at Apple Computer. Mr. Floisand holds a Bachelor of Business, Marketing (equivalent) from Columbia University, and a degree in electrical engineering from Worcester College of Technology, United Kingdom.

Mr. Tom Marcus is currently the Executive Director of Newforth Partners, a boutique investment bank focusing on technology Mergers and Acquisitions. Prior to joining Newforth, from September 2001 through September 2004, Mr. Marcus was the CEO of Everyone.net, a hosted email services company. Prior to Everyone.net, Mr. Marcus was the Chief Operating Officer of The Valent Group, a venture operating company founded by Accel Partners and Bessemer Venture Partners. Before The Valent Group, Mr. Marcus served as executive vice president of Flycast Communications, a direct response advertising network. Mr. Marcus helped bring Flycast public in May 1999 and was instrumental in its sale to CMGI in January 2000. From 1986 through 1998, Mr. Marcus was at Broderbund Software, a leading consumer software company, as vice president of business development and general counsel. Mr. Marcus led the Broderbund's successful 1991 initial public offering and the company's acquisition efforts, as well as its international expansion. Mr. Marcus began his legal career at Heller, Ehrman, White & McAuliffe in San Francisco. He received his A.B. from Yale University and his J.D. from the University of California, Berkeley, School of Law (Boalt Hall). Mr. Marcus also is on the Board of Governors of The Robert Packard Center for ALS Research at Johns Hopkins.

The information set forth in Item 1.01 above is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUREDEPTH, INC.: (Registrant)

Date: September 12, 2006	By:	/s/ Fred Angelopoulos

FRED ANGELOPOULOS Chief Executive Officer

EXHIBIT INDEX

Exhibits

(a) Exhibits

Exhibit No.	Description

10.8	Director Contract - John Floisand
10.9	Director Contract - Thomas Marcus
10.10	Form of option contract
99.1	Press Release dated September 11, 2006.